Exhibit 99.1

KAYAK CEO STEVE HAFNER JOINS TRULIA BOARD OF DIRECTORS

Hafner Adds Business Experience Building a Top Consumer Brand and Innovative Products

SAN FRANCISCO, October 21, 2013 – Trulia, Inc. (NYSE: TRLA), a leading online marketplace for home buyers, sellers, renters, and real estate professionals, today announced that Steve Hafner, Co-Founder and Chief Executive Officer at KAYAK, has been appointed to Trulia’s Board of Directors. Steve brings an exceptional track record of success and leadership from building KAYAK into a top consumer internet brand.

“I have followed KAYAK throughout the years and have been impressed with the way they have grown into becoming a leading consumer travel technology brand,” said Pete Flint, co-founder and Chief Executive Officer. “I expect Steve to provide insights and a fresh perspective that will challenge us and help us to continue to grow our business and brand based on his track record of success.”

“From afar, I have admired what Trulia has built and joining the board presents me with an exciting opportunity,” said Steve Hafner, Co-Founder and Chief Executive Officer at KAYAK. “Trulia is delivering an incredible experience to consumers and helping agents grow their businesses by providing them with the best technology. I believe in their engineering first culture and I look forward to being part of the Board and taking my experience growing KAYAK and using that knowledge to assist in Trulia’s continued success.”

During the past ten years at KAYAK, Steve led the company through a very successful IPO and then a $2.1B acquisition by The Priceline Group. Prior to founding and serving as CEO at KAYAK, Steve was the EVP of Consumer Travel at Orbitz and before that he was a project leader at the Boston Consulting Group.

Trulia’s other board members include:

•	Pete Flint, Chairman, Chief Executive Officer and Co-Founder, Trulia

•	Sami Inkinen, Co-Founder, Trulia

•	Theresia Gouw, Partner, Accel Partners

•	Greg Waldorf, Executive in Residence, Accel Partners

•	Erik Bardman, CFO, Roku

•	Robert Moles, Chairman at Intero Real Estate Services

ABOUT TRULIA, INC.

Trulia (NYSE: TRLA) gives home buyers, sellers, owners, and renters the inside scoop on properties, places, and real estate professionals. Trulia has unique info on the areas people want to live that can’t be found anywhere else: users can learn about agents, neighborhoods, schools, crime, commute times, and even ask the local community questions. Real estate professionals use Trulia to connect with millions of transaction-ready buyers and sellers each month via our hyperlocal advertising services, social recommendations, and top-rated mobile real estate apps. Trulia’s Market Leader subsidiary delivers leading end-to-end technology and marketing solutions that enable real estate professionals to grow and manage their businesses. Trulia is headquartered in downtown San Francisco. Trulia is a registered trademark of Trulia, Inc.

For further information: Ken Shuman | pr@trulia.com | 415-517-7211